THE SOMERSET GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
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
                         (Unaudited)                          Six Months Ended
                                                               June 30,
                                                                 2000         1999
Cash flows from operating activities:
  Net income                                                  $2,517,000   $1,885,000
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Cumulative effect of change in accounting principle, net           0      115,000
    Depreciation and amortization                                274,000      146,000
    Deferred income taxes                                        697,000      404,000
    Equity in earnings of First Indiana Corporation           (2,559,000)  (2,101,000)
    Dividends received from First Indiana Corporation            772,000      717,000
    Changes in operating assets and liabilities:
       Trade accounts, notes, and other receivables             (369,000)    (435,000)
       Prepaid expenses                                         (307,000)       3,000
       Accounts payable and accrued expenses                    (217,000)     337,000
       Accrued and refundable income taxes                       359,000      141,000
                                                               ---------    ---------
Net cash  provided by operating activities                     1,167,000    1,212,000

Cash flows from investing activities:
  Transfer of cash on sale of assets of Paradym Technologies,    (83,000)           0
  Purchase of office furniture and equipment                    (137,000)    (285,000)
  (Increase) decrease in other assets                           (141,000)     324,000
  Decrease in short-term investments                                 ---    1,237,000
                                                                --------    ---------
Net cash provided (used) by investing activities                (361,000)   1,276,000

Cash flows from financing activities:
  Proceeds from sale of common stock                             120,000      251,000
  Purchase of treasury stock                                     (51,000)  (2,300,000)
  Cash dividends paid                                           (309,000)    (288,000)
                                                                --------    ----------
Net cash used by financing activities                           (240,000)  (2,337,000)

Increase in cash and cash equivalents                            566,000      151,000

Cash and cash equivalents at beginning of period               1,043,000      526,000
                                                               ---------     --------
Cash and cash equivalents at end of period                    $1,609,000     $677,000
                                                               =========      =======
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See accompanying Notes to Condensed Consolidated Financial Statements.

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